UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report  (Date of earliest event reported)  May 20, 2004
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              REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP - III
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             (Exact name of registrant as specified in its charter)


        Delaware                0-13331                    16-1234990
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(State of organization)  (Commission File No.) (IRS Employer Identification No.)


2350 North Forest Road, Suite 12-A,Getzville, New York 14068
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(Address of principal executive offices)

(716) 636-0280
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(Registrant's telephone number)

Item 2.  Acquisition or Disposition of Assets.

In its March 31, 2004 Form 10-Q, Realmark Property Investors Limited Partnership
- III (the "Partnership") reported the existence of a contingent $2,450,000 sales agreement covering one of its properties, Perrymont. On May 20, 2004, the sale was consummated with an unaffiliated entity, North Hills Executive, LLC, for cash of $2,450,000, less a $600,000 credit for work which the buyer has determined is necessary on the property, resulting in a net gain of approximately $70,000. After satisfaction of closing costs, the net cash proceeds available amount to approximately $1,658,000, before satisfaction of any remaining obligations related to the property. The proceeds will be used to satisfy remaining net liabilities.

Item 7.  Financial Statements and Exhibits.

(b) Pro forma financial information.

On a pro forma basis, if the sale of Perrymont had occurred on March 31, 2004, the date of the last balance sheet filed by the Partnership, that balance sheet would have shown: an increase in cash and equivalents from $22,000 to $1,680,000; decreases in property of $1,625,000, other assets of $27,000, and an increase in partnership capital of approximately $6,000.

If the property had been sold on January 1, 2003, the pro forma results of operations for the year ended December 31, 2003 would have been a net loss of $165,000, ($10.30 per limited partnership unit), resulting from decreases in revenue and expenses of $370,000 and $418,000, respectively. For the three months ended March 31, 2004, the pro forma net loss would have been $35,000 ($2.19 per limited partnership unit), instead of the $41,000 net loss reported, resulting from decreases in revenue and expenses of $97,000 and $103,000, respectively.

All of the foregoing pro forma operating data excludes the gain on disposition of the property and simply reflects the elimination of Perrymont's operating accounts from the consolidated historical results.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Realmark Property Investors Limited Partnership - III
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                    (Registrant)



/s/ Joseph M. Jayson                                          6/4/04
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Joseph M. Jayson, Individual General Partner                  (Date)

































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